Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
Senior Vice President
Director of Shareholder & Public Relations 973-305-3380

GERALD H. LIPKIN SPEAKS TO SHAREHOLDERS

AT VALLEY NATIONAL BANCORP’S ANNUAL MEETING

AND BOARD OF DIRECTORS DECLARES STOCK DIVIDEND

WAYNE, N.J. - Wednesday, April 5, 2006 – The Annual Meeting of Shareholders of Valley National Bancorp (NYSE:VLY) was held today at the Crowne Plaza Hotel in Fairfield, New Jersey.

Gerald H. Lipkin, Chairman, President & CEO highlighted Valley’s strong operating results for 2005 which placed Valley’s performance among the best of its peers. Net income, after tax, rose from $154.4 million in 2004 to $163.4 million in 2005. Fully diluted earnings per share rose from $1.48 to $1.49. Return on average assets came in at 1.39 percent compared to Valley’s peer group of 1.31 percent. Return on average equity was 19.17 percent compared to Valley’s peer group of 13.31 percent. Mr. Lipkin noted that this performance was achieved despite the fact that “Valley’s net interest margin continued to shrink as its cost of funds rose dramatically, while at the same time loan rates on home mortgages, auto loans, commercial mortgages and commercial term loans only increased slightly due to market conditions.”

Lipkin said “Management met the challenge of the margin compression by increasing the volume of loans in every category. Total loans grew by $1.2 billion or 17.3 percent while maintaining high credit quality.” This growth includes $688 million of loans acquired from Shrewsbury State Bank and NorCrown Bank.

Lipkin reported that management continued to focus on credit quality and did not lower credit standards to attract higher yielding loans. Net charge-offs for the year aggregated $4.1 million as compared to almost $7 million in 2004, which he noted was already a low number for an $8 billion loan portfolio. He further noted that delinquencies at year-end, a predictor of future problems, were at low levels.

It was further noted that Valley made a bank-wide effort to control expenses. Staffing levels and salaries were tightly managed, in spite of the burden imposed by the U. S. Patriot and Sarbanes Oxley Acts. Increases in non-interest expenses were kept at low levels.

Valley operated 30 more offices by year-end 2005 than it had on January 1, 2005. Lipkin said “We better utilized our existing staff and only increased our full-time equivalent staff by 88 employees year over year - which included the staff that joined Valley from its two acquisitions.”

It was noted that Valley’s acquisition of Shrewsbury State Bank, a 30 year old commercial bank with total assets of over $400 million, gave Valley a presence in Monmouth County with 12 branch offices. Valley has seen positive deposit and loan growth since the acquisition. Valley’s in market acquisition of NorCrown Bank, a commercial bank with total assets of over $600 million, brought 15 offices and 7 new communities to Valley’s branch network.

Lipkin also noted that “de novo branch office expansion continues to be a priority for Valley. In 2005 we opened 4 new locations and we expect to open at least 10 additional offices in Monmouth and Middlesex Counties, as well as in New York City, in 2006.”

During his presentation, Mr. Lipkin stated “Management expects good results in the second half of 2006. Valley’s variable rate loans should experience their typical seasonal expansion which should allow Valley to benefit from the higher prime rate; long term interest rates are expected to rise; our newer offices should begin to generate loans and deposits; and our aggressive new account campaign, which in the past five weeks has generated over 4,000 new households, are expected to come together to produce good results for 2006.”

Affirming their confidence in Valley’s future prospects, Valley’s Board of Directors approved a 5 percent stock dividend payable May 22, 2006 to shareholders of record on May 8, 2006.

Lipkin said, “In conjunction with the stock dividend, Valley’s Board has decided to increase the cash dividend to $0.86 per share.”

Lipkin also noted that, “the next regular quarterly cash dividend, which will reflect the increase, is due to be paid on July 3, 2006.”

Valley’s annual dividend rate, adjusted for stock splits and stock dividends, has increased on a restated basis approximately 1,620 percent from $0.05 per share in 1979 to $0.86 per share in 2006. Mr. Lipkin added that, “We have never reduced the regular cash dividend in the 79 year history of the bank. In fact, the dividend has been increased 37 times in the last 38 years.”

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 163 offices in 106 communities serving 12 counties throughout northern and central New Jersey and Manhattan.

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates, effective income tax rates, loan prepayment assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies and the ability of Valley to successfully integrate NorCrown and Shrewsbury without the loss of significant loan and deposit business. Valley assumes no obligation for updating any such forward-looking statement at any time.

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